SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

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Filed by a Party other than the Registrant [X]

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[   ]           Preliminary Proxy Statement
[   ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[   ]           Soliciting Material under Rule 14a-12

PRO-DEX, INC.
(Name of Registrant as Specified in its Charter)

AO Partners I, L.P.
AO Partners, LLC
Glenhurst Co.
Nicholas J. Swenson
Farnam Street Partners, L.P.
Farnam Street Capital, Inc.
Raymond E. Cabillot
William J. Farrell III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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For Immediate Release

ISS ISSUES BOARD CHANGE RECOMMENDATION FOR PRO-DEX, INC.,

RECOMMENDS SHAREHOLDERS VOTE ON THE WHITE PROXY CARD

Minneapolis, January 3, 2013 – AO Partners (together with its affiliates, the “AO Partners Group”), the largest shareholder of Pro-Dex, Inc. (Nasdaq: PDEX) (“PDEX” or, “the Company”), today issued the following statement to PDEX shareholders following a report issued by Institutional Shareholder Services (“ISS”) recommending shareholders vote for PDEX board change on the AO Partners Group WHITE proxy card at the Company’s annual meeting of shareholders to be held on January 17, 2013.

AO Partners Group is pleased to report that ISS, a highly respected independent proxy advisory firm, has stated that it believes the AO Partners Group has demonstrated a compelling need for a change to the PDEX board of directors. ISS performed an objective, detailed analysis of this election contest and carefully considered all the facts and circumstances as they relate to the Pro-Dex and its shareholders. ISS has recommended that shareholders vote on the WHITE proxy card.

As concerned shareholders, the AO Partners Group issues the following statement, which is focused on the facts:

●
The stock and operational underperformance of the Company, what we believe are excessive executive and board compensation and our belief that the Company lacks sufficient corporate governance are a few of the many reasons we believe support for the WHITE Proxy card is warranted.

●	The concerns about PDEX expressed in the ISS report were consistent with concerns expressed by AO Partners Group. (1)

●
In their analysis of the board dynamic, ISS stated that they believe, the recent “changes were implemented after the dissident began its public agitation and long after the company had begun to plan for the transition.”

●
Noting the behavior of the incumbent board, ISS writes in their report: “In January 2009, when two of the company’s four current directors were appointed to the board, they stated they would delay the purchase of company shares until they believed the company had implemented a sound operating plan; the directors did not purchase shares until almost four years later, in November 2012 in the midst of this proxy fight. Unfortunately shareholders were not afforded such a luxury.”

●
Commenting on AO Partners group, ISS says, “As owners of almost 1/6th of the company, the dissident group is clearly aligned with the broader interests of shareholders, and may bring the necessary sense of urgency to the board to ensure the turnaround is implemented effectively.” (2)

The AO Partners Group is committed to PDEX for the long-run and promises to do its best to create near-term and long-term value for PDEX shareholders. The AO Partners Group understands the requirements of public board service and effective boardroom leadership. The Nominees on the WHITE Proxy card are committed to being constructive directors, helping management better steward Company resources and grow revenue.

The PDEX annual shareholder meeting is January 17, 2013, only two weeks away. AO Partners Group would like to thank shareholders who have already cast their vote in support of its Nominees. AO Partners Group urges all shareholders who have not yet voted their shares to follow the instructions on the WHITE proxy card and vote to elect all three AO Partners Group nominees – Nicholas J. Swenson, Raymond E. Cabillot, and William J. Farrell III.

If you have already voted to support management’s nominees, there is still time to change your mind and vote for the AO Partners Group Nominees by submitting a WHITE proxy card now that will effectively revoke any earlier proxy that you may have granted to the Company.

Time is short. No matter how many or how few shares you own, it is important that you return the WHITE proxy card and vote in favor of electing us to represent you in the boardroom. You SHOULD NOT RETURN THE BLUE PROXY CARD or any other proxy card furnished to you on behalf of Pro-Dex.

If you have already returned a proxy card, you have every right to change your vote by signing and returning a later-dated WHITE proxy card once it is provided to you.

Our proxy statement and the accompanying form of WHITE proxy card are available at http://www.viewproxy.com/aopartners. If you have any questions, require any assistance, or would like to request copies of these documents, please contact Alliance Advisors LLC, proxy solicitors for the AO Partners Group, at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

(1)	Permission to use quotations was neither sought nor obtained.

(2)	See pages 7 and 8 of the ISS report on Pro-Dex, Inc. dated December 28, 2012.

Important Information

The AO Partners Group (whose members are identified below) has nominated Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III as nominees to the board of directors Pro-Dex, Inc. (the “Company”) and are soliciting votes for the election of Nicholas J. Swenson, Raymond E. Cabillot and William James Farrell III as members of the board (the “AO Partners Nominees”). The AO Partners Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the AO Partners Nominees at the Company’s Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the AO Partners Group, the AO Partners Nominees, the Company and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the AO Partners Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the AO Partners Group with the SEC may also be obtained free of charge from the AO Partners Group.

Participants in Solicitation

The AO Partners Group consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the AO Partners Nominees: AO Partners I, L.P.; AO Partners, LLC; Glenhurst Co.; Nicholas J. Swenson; Farnam Street Partners, L.P.; Farnam Street Capital, Inc.; Raymond E. Cabillot; and William James Farrell III. Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the definitive proxy statement of the AO Partners Group, filed with the SEC on December 20, 2012.

Contact:

Nick Swenson – 612-843-4301
Seth Barkett – 248-925-6268

Source: AO Partners Group

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